                                                                   EXHIBIT 10.10
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                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                           DATED AS OF APRIL 23, 1996


                                     AMONG


                            UNIT INSTRUMENTS, INC.,


                          CSI ACQUISITION CORPORATION


                                      AND


                             CONTROL SYSTEMS, INC.


================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

 1.  Definitions...........................................................   1

 2.  Reorganization and Merger.............................................   1
      2.1   Surviving Corporation..........................................   1
      2.2   Articles of Incorporation and Bylaws of CSI....................   2
      2.3   Common Stock of Merger Sub.....................................   2
      2.4   Conversion of CSI Stock........................................   2
      2.5   Protection Against Dilution as to Conversion Rate..............   2
      2.6   Exchange of Stock Certificates.................................   2
      2.7   Fractional Shares..............................................   3
      2.8   Issuance of Unit Common Stock..................................   3
      2.9   Transfer Books.................................................   3

 3.  The Closing...........................................................   3

 4.  Representations and Warranties of CSI.................................   4
      4.1   Organization and Existence of CSI.............................    4
      4.2   Authorized Capital Stock of CSI...............................    4
      4.3   No Subsidiaries...............................................    4
      4.4   CSI Financial Statements......................................    4
      4.5   Leases, Title to Properties, Etc..............................    5
      4.6   Absence of Certain Events.....................................    6
      4.7   Indebtedness..................................................    7
      4.8   Guaranties and Suretyship.....................................    8
      4.9   Absence of Undisclosed Liabilities............................    8
      4.10  Tax Matters...................................................    8
      4.11  Notes and Accounts Receivable.................................    8
      4.12  Inventories...................................................    8
      4.13  Machinery and Equipment.......................................    9
      4.14  Material Contracts............................................    9
      4.15  Patents and Trademarks; Intellectual Property.................   10
      4.16  Insurance.....................................................   10
      4.17  Licenses, Permits, Etc........................................   11
      4.18  Litigation....................................................   11
      4.19  Compliance with Laws..........................................   11
      4.20  Employees.....................................................   11
      4.21  Employee Benefit Plans........................................   11
      4.22  Bank Accounts and Powers of Attorney..........................   12
      4.23  Product Warranties and Liabilities............................   12
      4.24  Labor Matters.................................................   12
      4.25  Absence of Certain Changes....................................   13
      4.26  Questionable Payments.........................................   13
      4.27  Brokers.......................................................   13
      4.28  No Default....................................................   13
      4.29  Conflict of Interest..........................................   13




      4.30  Books and Records.............................................   13
      4.31  Authority of CSI and Principal Shareholders...................   14
      4.32  Environmental and Safety Matters..............................   14
      4.33  Confidentiality...............................................   15
      4.34  Miscellaneous Additional Matters Regarding Employees..........   15
            4.34.1   Withholding..........................................   15
            4.34.2   Tax Returns..........................................   15
            4.34.3   Hours Worked.........................................   15
            4.34.4   Insurance Payments...................................   15
            4.34.5   No Change in Condition...............................   15
            4.34.6   No Claims............................................   15
      4.35  Securities Law Compliance.....................................   16
            4.35.1   Communication........................................   16
            4.35.2   Principal Shareholders' Representations..............   16
            4.36     Full Disclosure......................................   17

 5.  Representations and Warranties of Unit and Merger Sub................   17
      5.1   Organization and Existence....................................   17
      5.2   Authority.....................................................   17
      5.3   Securities and Exchange Commission Reports of Unit............   17
      5.4   Absence of Certain Changes....................................   18
      5.5   Validity of Unit Common Stock.................................   18
      5.6   Capital Stock of Merger Sub...................................   18
      5.7   Investment Intent.............................................   18
      5.8   Unit Financial Statements.....................................   18
      5.9   Brokers.......................................................   18
      5.10  Authorized Capital Stock of Unit..............................   18
      5.11  Full Disclosure...............................................   19

 6.  Covenants of CSI.....................................................   19
      6.1   Conduct of Business...........................................   19
      6.2   Access to Information.........................................   20
      6.3   Preservation of Goodwill......................................   20
      6.4   Shareholders' Approval........................................   20
      6.5   Trade Secrets.................................................   20
      6.6   Further Assurances............................................   20

 7.  Mutual Covenants.....................................................   20
      7.1   Blue Sky Compliance...........................................   20
      7.2   Public Announcements..........................................   20
      7.3   Confidentiality of Information Furnished......................   21
      7.4   Reasonable Efforts to Satisfy Conditions......................   21

 8.  Conditions to Obligations of CSI.....................................   21

      8.1   Unit's and Merger Sub's Representations and Warranties True at
            Closing.......................................................   21
      8.2   Opinion of Unit's and Merger Sub's Counsel....................   21
      8.3   No Material Adverse Changes...................................   21



 9.  Conditions to Obligations of Unit and Merger Sub.....................   21
      9.1   CSI's Representations and Warranties True at Closing..........   21
      9.2   Opinion of CSI's Counsel......................................   22
      9.3   No Damage or Destruction......................................   22
      9.4   Resignations..................................................   22
      9.5   Employment Agreements.........................................   22
      9.6   Confidentiality and Non-Competition Agreements................   22
      9.7   Intentionally Omitted.........................................   22
      9.8   No Material Adverse Changes...................................   22
      9.9   Blue Sky Matters..............................................   22
      9.10  CSI Shareholders' Approval....................................   22
      9.11  No Options....................................................   22

10.  Mutual Conditions to Obligations of Unit, Merger Sub, and CSI........   22
     10.1   Approvals.....................................................   23
     10.2   No Litigation.................................................   23
     10.3   Nature of Statements..........................................   23
     10.4   Survival of Representations and Warranties....................   23

11.  Indemnity............................................................   23
     11.1   Indemnification of Unit.......................................   23
     11.2   Limitations...................................................   23
     11.3   Indemnification of CSI........................................   24
     11.4   Claims Procedure..............................................   24
     11.5   Allocation among Principal Shareholders.......................   25

12.   Registration; Indemnification.......................................   25
      12.1   Registration.................................................   25
      12.2   Expenses.....................................................   25
      12.3   Indemnification by Unit......................................   26
      12.4   Indemnification by Shareholders..............................   26

13.   Termination.........................................................   27

14.   Definitions.........................................................   27
      14.1   Cross Reference Table........................................   27
      14.2   Certain Definitions..........................................   28
             14.2.1   Generally Accepted Accounting Principles............   28
             14.2.2   Material Adverse Effect.............................   28
             14.2.3   Member of the Immediate Family......................   28
             14.2.4   Ordinary Course of Business.........................   28

15.   Miscellaneous.......................................................   28
      15.1   Expenses.....................................................   28
      15.2   Notices......................................................   28
      15.3   Assignment...................................................   29
      15.4   Successors Bound.............................................   29
      15.5   Captions.....................................................   29


      15.6   Amendment.....................................................   30
      15.7   Entire Agreement..............................................   30
      15.8   Counterparts..................................................   30
      15.9   Governing Law.................................................   30
      15.10  Attorneys' Fees...............................................   30
      15.11  Waiver........................................................   30
      15.12  Severability..................................................   30


Exhibits
- --------

Exhibit A    Articles of Merger
Exhibit B-1  Form of Employment Agreement between CSI and Thomas Barr
Exhibit B-2  Form of Employment Agreement between CSI and Christopher V. Barr
Exhibit C    Form of Employee Nondisclosure and Inventions Agreement
Exhibit D-1 Form of Non-Competition Agreement between Unit and Thomas Barr Exhibit D-2 Form of Non-Competition Agreement between Unit and
             Christopher V. Barr
Exhibit E    Form of Opinion of Counsel to Unit and Merger Sub
Exhibit F    Form of Opinion of Counsel to CSI

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") dated as of April 23, 1996, among UNIT INSTRUMENTS, INC., a California corporation ("Unit"), CSI ACQUISITION CORPORATION, a New Mexico corporation and a wholly-owned subsidiary of Unit ("Merger Sub"), CONTROL SYSTEMS, INC., a New Mexico corporation ("CSI"), and THOMAS AND JAIME BARR and CHRISTOPHER V. BARR (collectively, the "Principal Shareholders");


                             W I T N E S S E T H :


     WHEREAS, Unit, Merger Sub, CSI, and their respective Boards of Directors and the Principal Shareholders deem it advisable to effect a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which Merger Sub shall be merged with and into CSI (the "Merger") in accordance with the terms and provisions of this Agreement; and

     WHEREAS, as a result of the Merger the shareholders of CSI will receive shares of Common Stock of Unit (the "Unit Common Stock") and cash in exchange for the issued and outstanding shares of Common Stock of CSI (the "CSI Stock"), all as more fully described in and subject to the specific terms and provisions of this Agreement; and

     WHEREAS, this Agreement sets forth the terms and conditions to which the parties hereto have agreed and further contemplate the consummation of certain related transactions hereinafter described;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the parties hereto, and subject to the terms and conditions set forth herein, the parties herein agree as follows:

     1. DEFINITIONS. Certain terms are used in this Agreement as specifically defined herein. Unless elsewhere defined in the Agreement, these definitions are set forth or referred to in Section 14 of this Agreement.

     2. REORGANIZATION AND MERGER. Subject to the terms and conditions of this Agreement, the parties hereto agree that Merger Sub and CSI shall execute and file the Articles of Merger in substantially the form attached hereto as Exhibit A with the New Mexico State Corporation Commission, whereupon Merger Sub shall be merged with and into CSI and CSI shall become a wholly owned subsidiary of Unit. It is intended that for federal tax purposes the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

          2.1 SURVIVING CORPORATION. Upon the effectiveness of the Articles of Merger (hereinafter referred to as the "Effective Time of the Merger"), Merger Sub shall be merged with and into CSI and the separate existence of Merger Sub shall cease. CSI shall be the corporation surviving the Merger and shall continue to be named "Control Systems, Inc."

          2.2 ARTICLES OF INCORPORATION AND BYLAWS OF CSI. The Articles of Incorporation and Bylaws of CSI at and immediately prior to the Effective Time of the Merger shall continue to be the Articles of Incorporation and Bylaws of CSI.

          2.3 COMMON STOCK OF MERGER SUB. Each share of the common stock of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, at the Effective Time of the Merger, into and shall represent one fully paid and nonassessable share of CSI Common Stock.

          2.4  CONVERSION OF CSI STOCK.  Subject to the other terms of this
Section 2, the shares of CSI Stock held by each shareholder immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into either (a) an amount of cash (without interest) and a number of shares of Unit Common Stock set forth below the name of the holder of such shares on Schedule 2.4, or (b) a number of shares of Unit Common Stock set forth below the name of the holder of such shares on Schedule 2.4, as the case may be, in either case subject to adjustment pursuant to Section 2.5 below and subject further to the provisions of Section
2.7 regarding the elimination of fractional shares.

          2.5 PROTECTION AGAINST DILUTION AS TO CONVERSION RATE. In the event that Unit subdivides or consolidates the Unit Common Stock or declares a Common Stock dividend with respect to the Unit Common Stock or recapitalizes or reclassifies its shares of Common Stock subsequent to the execution of this Agreement and effective prior to the Closing Date, the conversion rate and type of security shall be proportionately adjusted.

          2.6 EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time of the Merger, Unit shall give, or cause to be given, written notice of the consummation of the Merger to each holder of record of shares of CSI Stock issued and outstanding immediately prior to the Effective Time of the Merger (individually, a "Holder" and collectively, the "Holders"), and each Holder may surrender the same, in accordance with the procedures set forth in the written notice of the consummation of the Merger delivered by Unit to each Holder, to Unit's registrar and transfer agent, Continental Stock Transfer, 2 Broadway, New York, New York 10004 (the "Exchange Agent"), and as soon as practicable after such surrender, the Exchange Agent shall cause each such Holder to receive, in exchange for such certificate or certificates so surrendered, a certificate or certificates representing the number of whole shares of Unit Common Stock into which the shares of CSI Stock so surrendered shall have been converted by the Merger and the cash payment in lieu of a fractional share of Unit Common Stock, if any, to which such Holder shall be entitled. At or prior to the Effective Time of the Merger, Unit shall issue and deliver to Merger Sub, which shall in turn deliver to the Exchange Agent, a certificate or certificates representing the aggregate number of shares of Unit Common Stock to be issued in exchange for CSI Stock pursuant to this Agreement. Subject to any applicable escheat laws, until so surrendered and exchanged, each certificate which prior to the Effective Time of the Merger represented outstanding shares of CSI Stock shall be deemed for all corporate purposes of Unit, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Unit Common Stock into which the shares of CSI Stock represented thereby shall have been converted and shall be deemed to represent, in lieu of a fractional share of Unit Common Stock, the right to receive cash. No cash or stock dividend payable, no certificate representing split shares deliverable, and no other distribution payable or deliverable to holders of record of Unit Common Stock at any time subsequent to the Effective Time of the Merger shall be paid or delivered to the Holder of any certificate which at the Effective Time of the Merger represented CSI Stock unless and until such certificate is surrendered to the Exchange Agent. However, subject to any applicable escheat laws, upon such surrender there shall be paid or delivered to the initial holder of record of the certificate or certificates for Unit Common Stock issued in exchange therefor, the amount of cash, a certificate representing the number of shares of Unit Common Stock, or the other property resulting from any such dividends, splits, or other distributions, as the case may be, which shall have theretofore become payable or deliverable with respect to Unit Common Stock subsequent to the Effective Time of the Merger. No interest shall be payable with respect to such payment or delivery of dividends or other distributions upon the surrender of certificates which represented CSI Stock at the Effective Time of the Merger.

          2.7 FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Unit Common Stock shall be issued upon surrender of certificates of CSI Stock converted in connection with the Merger, and no dividend, stock split, or other distribution of Unit shall relate to any such fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any other rights of a shareholder of Unit. In lieu of any such fractional share, any Holder shall be entitled, upon surrender of such Holder's certificate or certificates representing CSI Stock, to receive a cash payment therefor, without interest, at a pro rata amount based on the last sale price per share of Unit Common Stock on the NASDAQ National Market System (the "NASDAQ") on the date of the Effective Time of the Merger, as reported by the National Association of Securities Dealers, Inc. No interest shall accrue with respect to any cash held for the benefit of Holders of unsurrendered certificates representing shares of CSI Stock.

          2.8 ISSUANCE OF UNIT COMMON STOCK. All shares of Unit Common Stock into which shares of the CSI Stock shall have been converted in connection with the Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares and shall, when issued pursuant to the provisions hereof, be fully paid and nonassessable.

          2.9 TRANSFER BOOKS. The stock transfer books of CSI pertaining to CSI Stock outstanding at the Effective Time of the Merger shall be closed at the Effective Time of the Merger, and thereafter no transfer of any such shares of CSI Stock shall be recorded thereon. In the event a transfer of ownership of shares of CSI Stock is not recorded on the stock transfer books of CSI, a certificate or certificates representing the number of whole shares of Unit Common Stock into which such shares of CSI Stock shall have been converted in connection with the Merger may be issued to the transferee of such shares of CSI Common Stock if the certificate or certificates representing such shares of CSI Stock is or are surrendered to the Exchange Agent accompanied by all documents deemed necessary by the Exchange Agent to evidence and effect such transfer of ownership of shares of CSI Stock and accompanied by the payment of any applicable stock transfer tax with respect to such transfer.

     3. THE CLOSING. The delivery of the various opinions, certificates, consents, instruments and documents which this Agreement contemplates (the "Closing") shall take place at the offices of Stradling, Yocca, Carlson & Rauth, A Professional Corporation, counsel to Unit, in Newport Beach, California, on June 3, 1996, or such other day and time as shall be mutually agreed upon by Unit and CSI, but in no event later than July 31, 1996. The date of, and the time at which, the Closing takes place is herein referred to as the "Closing Date." As soon as practicable after the Closing, the appropriate officers of Unit, Merger Sub, and CSI shall take all necessary action to bring about the Effective Time of Merger.

     4. REPRESENTATIONS AND WARRANTIES OF CSI. CSI and the Principal Shareholders jointly and severally make the representations and warranties set forth below as of the date of this Agreement and as of the date of the Closing. Except as otherwise provided to the contrary, each party makes the representations and warranties without qualification as to knowledge. When a representation or warranty is made "to the best knowledge of" CSI, such knowledge shall be deemed to include, without limitation, the actual knowledge of the Principal Shareholders and such information that each such individual should reasonably be expected to have knowledge of by virtue of his position and relationship with CSI. When a representation or warranty is made "to the best knowledge of" any Principal Shareholder, such knowledge shall be deemed to include, without limitation, the actual knowledge of each Principal Shareholder and such information that any Principal Shareholder should reasonably be expected to have knowledge of by virtue of his position and relationship with CSI.

          4.1 ORGANIZATION AND EXISTENCE OF CSI. CSI is a corporation duly organized, validly existing and in good standing under the laws of New Mexico and has all requisite corporate power to carry on its business as now conducted and as proposed to be conducted and to enter into and, subject to shareholder approval, perform its obligations under this Agreement. Except as set forth on
Schedule 4.1, CSI is qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires such qualification where the failure to so qualify would have a Material Adverse Effect. CSI has delivered to Unit a complete and correct copy of the Articles of Incorporation (duly certified by the New Mexico State Corporation Commission) and the Bylaws (certified by the Secretary of CSI) of CSI.

          4.2 AUTHORIZED CAPITAL STOCK OF CSI. As of the date hereof, the authorized capital stock of CSI consists of 500,000 shares of Common Stock, $1.00 par value, of which 20,000 shares are validly issued and outstanding, fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder. All of the outstanding shares of Common Stock of CSI have been issued in transactions which were exempt from registration under the Securities Act of 1933, (the "Securities Act") as amended, and all applicable state securities laws and blue sky acts. All shares of CSI Stock which have been reacquired by CSI have reverted to the status of authorized but unissued shares and are no longer outstanding. CSI does not have any outstanding convertible securities, subscriptions, options, warrants, preemptive rights or other agreements or commitments obligating it to issue shares of CSI Stock or relating to the transfer or registration of CSI Stock.

          4.3 NO SUBSIDIARIES. CSI has no subsidiaries or equity investments of any type, whether in a corporation, partnership, trust or other entity.

          4.4 CSI FINANCIAL STATEMENTS. CSI has delivered to Unit (i) the balance sheet (hereinafter referred to as the "CSI Balance Sheet") of CSI at December 31, 1995 (hereinafter referred to as the "Balance Sheet Date") and the related statements of income and shareholders' equity of CSI for the fiscal year then ended, together with the related notes thereto, as certified by Atkinson & Co., Ltd, whose unqualified opinion (with the exception that the opinion as to the income statement shall be qualified due to the fact that Atkinson & Co., Ltd. did not physically verify CSI's inventory at December 31, 1994) thereon is included therewith; (ii) the unaudited balance sheets of CSI at December 31, 1993 and 1994, and the related statements of income and shareholders' equity of CSI for the periods then ended, together with the related notes thereto, certified by the Principal Shareholders, and (iii) the unaudited balance sheet of CSI at March 30, 1996, and the related statements of income and shareholders' equity for the three (3) month period then ended, certified by the Principal Shareholders. Such financial statements are complete and correct in all material respects and in accordance with the books of account and records of CSI, and present fairly the financial position of CSI at the dates indicated and the results of its operations and the changes in its financial position for the periods then ended, in accordance with generally accepted accounting principles consistently applied.

          4.5  LEASES, TITLE TO PROPERTIES, ETC.  Attached hereto as Schedule
4.5 is a general description of each parcel of real property owned or leased by CSI. Schedule 4.5 hereto also describes each lease agreement under which CSI has any leasehold interest in any real property. CSI is in possession of all such real properties owned or leased by it and described in Schedule 4.5 hereto. CSI has good and marketable title to all properties and assets owned by it, including those reflected in the CSI Balance Sheet (other than properties and assets reflected in the CSI Balance Sheet which have since been sold or otherwise disposed of in the Ordinary Course of Business) and those described in Schedules 4.12 and 4.15 referred to hereinafter free and clear of all liens, mortgages, security interests and encumbrances, including any conditional sale or other title retention agreement, except:

               (i)    liens for taxes not yet due and payable;

               (ii) statutory liens in immaterial amounts which are not yet delinquent;

               (iii) minor defects and irregularities in title or encumbrances which do not impair the use thereof for the purposes for which they are held; and

               (iv) as set forth in the CSI Balance Sheet or in Schedule 4.5 hereto attached to this Agreement.

The leases set forth in Schedule 4.5 hereto are in full force and effect and there is no existing default of a material nature under any of such leases on the part of the lessor or lessee thereunder. Such leases consist only of documents described in Schedule 4.5 hereto, complete and correct copies of which have been exhibited by CSI to Unit. To the best knowledge of the Company and the Principal Shareholders, none of the buildings, structures or appurtenances located upon the real properties described in Schedule 4.5 hereto or the operation and maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation (whether or not permitted because of prior nonconforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially adversely affect the value thereof. The buildings and major items of equipment and machinery reflected on the CSI Balance Sheet are generally in such operating condition and repair, ordinary wear and tear excepted, as is adequate for the conduct of CSI's business. CSI has provided to Unit a complete and correct copy of each policy of title insurance pertaining to the real properties (exclusive of leasehold interests) owned by CSI, and described in Schedule 4.5 hereto.

          4.6 ABSENCE OF CERTAIN EVENTS. Except as set forth in Schedule 4.6 attached hereto, since the Balance Sheet Date, CSI has not:

               (i) made any changes in its authorized capital or outstanding securities;

               (ii) issued, sold, delivered or agreed to issue, sell or deliver any of its capital stock, bonds or other corporate securities, pursuant to existing employee stock options, or granted or agreed to grant any options, warrants or other rights calling for the issuance, sale or delivery thereof;

               (iii) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligations or liability (absolute or contingent), except obligations and liabilities incurred in the Ordinary Course of Business;

               (iv) paid any obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the CSI Balance Sheet and current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business;

               (v) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kinds whatsoever in respect of its capital stock, or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any of its outstanding capital stock;

               (vi) except in the Ordinary Course of Business, sold, transferred, or otherwise disposed of, or agreed to sell, transfer, or otherwise dispose of, any of its assets, properties, or rights, or cancelled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims;

               (vii) except in the Ordinary Course of Business, entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties, or rights, or requiring the consent of any party to the transfer and assignment of any such assets, properties, or rights;

               (viii) waived any rights of value, without consideration therefor, which in the aggregate are material considering its business;

               (ix) made or permitted any amendment or termination of any non-trade contract, agreement, or license to which it is a party or to which it or any of its assets or properties are subject;

               (x) made, directly or indirectly, any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination to pay any of its present or former officers, directors, or employees;

               (xi) increased or agreed to increase the rate of compensation payable or to become payable by it to any of its officers, directors, or employees or adopted any new, or made any increase in, any existing, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan, payment or arrangement made to, for, or with any of such officers, directors, or employees;

               (xii) made any capital expenditures (or commitments therefor) in excess of $25,000 individually or in the aggregate;

               (xiii) entered into any other transaction other than in the Ordinary Course of Business;

               (xiv) experienced any labor trouble or been informed of the loss of potential loss of any management or technical personnel which has, or can be anticipated to have, a Material Adverse Effect;

               (xv) been cited for any material violations of the federal Occupational Safety Health Act of 1970 or any rules or regulations promulgated thereunder or any other act, rules or regulations of any other governmental agency;

               (xvi) suffered any damages, destruction or losses which in the aggregate are material to CSI's business, or incurred or become subject to any material claim or liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract which are in the aggregate material to CSI's business;

               (xvii) failure to operate the business of CSI in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available to Buyer the services of CSI's employees, and to preserve for Unit the goodwill of CSI's suppliers, customers and others having business relations with it except where such failure would not have a material adverse effect on the business or financial condition of CSI;

               (xviii) change in accounting methods or practices by CSI
                       materially affecting its assets, liabilities or business; or

               (xix) change in CSI's condition (financial or otherwise), assets, liabilities, working capital, reserves, earnings, business or prospects, except for changes contemplated hereby or changes which have not, individually or in the aggregate, been materially adverse.

          4.7 INDEBTEDNESS. The CSI Balance Sheet reflects all indebtedness for borrowed money owed by CSI or to which any of its assets or properties are subject, including a description of the terms thereof and all assets pledged or otherwise subject thereto. A complete and correct copy of each note, loan, credit or other similar instrument pursuant to which any such indebtedness for borrowed money was incurred has been delivered to Unit.

          4.8 GUARANTIES AND SURETYSHIP. CSI is not a party to or bound by any guaranties, matters of suretyship, and other similar instruments.

          4.9 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the CSI Balance Sheet or in any Schedule attached to this Agreement, since the Balance Sheet Date, CSI has not incurred, and none of its assets or properties are subject to, any material liabilities or obligations (accrued, absolute, contingent, or otherwise), whether or not such liabilities are normally shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles, other than unsecured trade accounts payable or revolving credit borrowings arising in the Ordinary Course of Business (as defined in Section 14), federal and state income taxes accrued in respect of the operations of CSI, or other normal expenses and liabilities accrued in the Ordinary Course of Business. CSI is not in default in respect of any term or condition of any material indebtedness or liability except for trade accounts payable which are current consistent with industry practice. There are no facts in existence and known to CSI which might reasonably serve as the basis for any material liabilities or obligations of CSI not disclosed in this Agreement, the CSI Balance Sheet or the Schedules attached to this Agreement, other than liabilities incurred in the Ordinary Course of Business.

          4.10 TAX MATTERS. All material foreign, federal, state, county, local, and other taxes, including, without limitation, income taxes, corporate franchise taxes, and sales and ad valorem taxes, due and payable by CSI on or before the date of this Agreement have been paid, and CSI has filed all tax returns and reports required to be filed by it with all taxing authorities. The liabilities for foreign, federal, state, county, local, and other taxes reflected in the CSI Balance Sheet represent reasonable and adequate provision for the payment of all accrued and unpaid foreign, federal, state, county, local and other taxes of CSI for all periods ended on or prior to the Balance Sheet Date, whether or not disputed. No notice of assessment of deficiency has been made against CSI and no extension of time is in effect for the assessment of any deficiency. Complete and correct copies of all federal and state income or franchise tax returns for the two fiscal years ended December 31, 1993 and 1994, of CSI have been furnished to Unit. The federal and state income or franchise tax returns of CSI have never been examined by the Internal Revenue Service or any other state taxing authorities.

          4.11 NOTES AND ACCOUNTS RECEIVABLE. A list and description of all notes and accounts receivable owed to CSI at the Balance Sheet Date has been delivered to Unit by CSI. Except to the extent collected since the Balance Sheet Date, all notes and accounts receivable reflected on the CSI Balance Sheet are, and all notes and accounts receivable accruing between the Balance Sheet Date and the Closing Date will be (i) bona fide claims against debtors for sale or other charges, (ii) subject to no material expenses, set-offs or counterclaims, and (iii) collected in full (net of a bad debt reserve of not more than 125% of the bad debt allowance set forth on the CSI Balance Sheet) within 120 days of the date when due.

          4.12 INVENTORIES. CSI has delivered to Unit a complete listing of inventories of CSI at the Balance Sheet Date, setting forth the book values thereof at such date. Except as set forth on Schedule 4.12, all inventories reflected on the CSI Balance Sheet consist of, and at the Closing

Date all inventories of CSI will consist of, items normally usable or saleable in the Ordinary Course of Business and the values at which such inventories are reflected on the Balance Sheet have been determined in accordance with generally accepted accounting principles consistent with those applied for prior periods. Except as set forth on Schedule 4.12, all of the inventories of CSI are valued at the lower of cost or market as determined under the "first-in, first-out" method. Except as set forth on Schedule 4.12, all items of inventory reflected on the CSI Balance Sheet which are either below standard quality or obsolete, excess, or otherwise unmarketable or unusable, have either been written down on the CSI Balance Sheet to net realizable value or adequate reserves have been provided. Except as set forth in Schedule 4.12 hereto, no inventories of CSI have been consigned to others.

          4.13 MACHINERY AND EQUIPMENT. CSI has delivered to Unit a summary schedule of all major items of machinery and equipment owned or leased by CSI at the Balance Sheet Date, which constitutes all of the machinery and equipment necessary for the conduct of CSI's business. All machinery and equipment necessary for the conduct of CSI's business in the ordinary course is in good operating condition and repair, ordinary wear and tear excepted, and except as listed, free from any known defects the effect of which would materially interfere with or prevent the continued use of such machinery or equipment for the purposes for which they are now being used or materially adversely affect the value thereof.

          4.14 MATERIAL CONTRACTS. Except only as to contracts and documents listed in Schedule 4.14 hereto or any other Schedule attached to this Agreement, CSI is not a party to or bound by, and none of its assets and properties are subject to, any

               (i)     contract not made in the Ordinary Course of Business;

               (ii)    employment, consulting, or representation contract;

               (iii)   contract with any labor union or association;

               (iv) bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance or other plan or agreement providing employee benefits;

               (v) lease with respect to any property, real or personal, whether as lessor or lessee, providing for an annual rental in excess of $25,000;

               (vi) continuing contract for the future purchase of materials, supplies or equipment which represent more than a six (6) month supply thereof, or which involve payments by CSI of in excess of $25,000 individually or $100,000 in the aggregate;

               (vii) contract or commitment for any capital expenditures exceeding $25,000 individually or in the aggregate; or

               (viii)  executory sales contracts exceeding $100,000.

          A complete and correct copy of each contract listed on Schedule 4.14 hereto or on any other Schedule attached hereto has been exhibited to Unit, and each such contract is in full force and effect and none of the parties thereto are in default thereunder.

          Neither CSI nor any Principal Shareholder has any knowledge of the existence of any fact or the occurrence of any event which might make or have the effect of making any contract to which it is a party and by which it is bound, invalid or unenforceable or which is reasonably expected to result in a termination thereof. None of the contracts to which CSI is a party or by which it is bound is by its terms subject to renegotiation. To the best knowledge of CSI and the Principal Shareholders, none of the contracts to which CSI is a party or by which it is bound, unless specifically indicated on any Schedule to this Agreement, contains any terms, conditions or requirements which exceed the current performance capabilities of CSI or which CSI or the Principal Shareholders have reason to believe will result in a total cost of performance which is in excess of the contract bid price.

          4.15 PATENTS AND TRADEMARKS; INTELLECTUAL PROPERTY. Attached hereto as Schedule 4.15 is an accurate list and description of all patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, and other trade secrets, know-how or intellectual property rights (the "Intellectual Property") owned, held, utilized or applied for by CSI. Except as set forth on Schedule 4.15, CSI owns all Intellectual Property rights that are necessary or required for the conduct of its business as presently conducted, such rights are sufficient for such conduct of its business as presently conducted, and no royalties, honoraria, fees or other payments are payable with respect to such Intellectual Property. Except as set forth in Schedule 4.15 hereto, none of the Intellectual Property is subject to:

               (i) any infringement or claimed infringement by CSI of any patent, patent right, copyright, trademark, trademark right, trade secret or other intellectual property right of others;

               (ii) any infringement of the patents, patent rights, copyrights, trademarks, trademark rights, trade secrets, or other intellectual property rights of, or under license to, CSI, nor of pending or threatened opposition proceedings relating to any pending or contemplated patent or trademark application of CSI; or

               (iii) any threatened or contemplated cancellation or revocation of any agreement granting to CSI any patent, copyright or trademark license or right.

          All personnel, including employees, agents and consultants, who have contributed to or participated in the conception and development of Intellectual Property on behalf of CSI either (i) have been party to a "work-for-hire" arrangement or agreement with CSI that has accorded CSI full, effective, exclusive and original ownership of all Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of CSI as assignee that have conveyed to CSI full, effective and exclusive ownership of all Intellectual Property thereby arising.

          4.16 INSURANCE. Attached hereto as Schedule 4.16 is a list and description of all policies of insurance held by CSI. Such policies are in such amounts, and against such losses and risks, as are generally maintained for comparable businesses and properties, and valid policies for such insurance will be outstanding and duly in force at all times prior to the Effective Time of the Merger.

          4.17 LICENSES, PERMITS, ETC. Attached hereto as Schedule 4.17 is a list and description of all material licenses, franchises, permits, easements, certificates, consents, rights and privileges, and governmental authorizations necessary or appropriate to the conduct of the business of CSI. All such items are in full force and effect and complete and correct copies thereof have been furnished to Unit.

          4.18 LITIGATION. There are no claims, actions, suits, proceedings, or investigations pending, or to the best knowledge of CSI and the Principal Shareholders, threatened against or affecting any of its assets or properties, at law or in equity or before or by any court or foreign, federal, state, municipal or other governmental department, commission, board, agency or instrumentality. CSI is not subject to any continuing court or administrative order, writ, injunction or decree applicable to it or to its business, property or employees, and CSI is not in default with respect to any order, writ, injunction or decree of any court or foreign, federal, state, municipal or other governmental department, commission, board, agency, or instrumentality.

          4.19 COMPLIANCE WITH LAWS. Since the date of incorporation CSI has complied in all material respects with all applicable foreign, federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, including, without limitation, those imposing taxes, in every applicable jurisdiction, in respect of the ownership of its assets and properties and the conduct of its business where the effect of failure to so comply would have a Material Adverse Effect.

          4.20 EMPLOYEES. Attached hereto as Schedule 4.20 is a list of the names and annual rates of salary and other compensation of all the present officers, directors, employees, and agents of CSI. Schedule 4.20 hereto summarizes the bonus, profit sharing, incentive, percentage compensation, vacation and other like benefits, if any, payable to such officers, directors, employees, and agents as of the date hereof. Except as set forth on Schedule
4.20 or as contemplated by this Agreement, CSI is not a party to any employment agreement, whether written or oral, with any person. The transactions contemplated by this Agreement will not trigger any obligations of CSI under any employment agreement, whether written or oral, with any of CSI's employees.

          4.21 EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 4.21 attached hereto, there are no employee benefit plans maintained by CSI or to which CSI contributes or is required to contribute. To the extent required by law, all employee benefit plans set forth in Schedule 4.21 hereto, and their related trusts, comply with the provisions of and have been administered in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws, rules and regulations, and all necessary governmental approvals of the plans set forth in
Schedule 4.21 hereto have been obtained, including, without limitation, qualification under the Code. Except as set forth on Schedule 4.21, any group annuity contracts included in such plans may be amended or terminated without penalty. CSI does not have, and after giving effect to the transactions contemplated hereby will not have, any contingent or other future obligations or liabilities under or with respect to any employee benefit plan of CSI which provides for the continuation of benefits at the expense of CSI after retirement or other termination of employment other than continuation of health coverage under Sections 601 through

608 of ERISA. True and complete copies of all of the plans and trusts set forth in Schedule 4.21 hereto and of all annual reports filed with the Internal Revenue Service or the Department of Labor for each such plan set forth on
Schedule 4.21 hereto since the incorporation of CSI, and all actuarial reports prepared for such plan years, have been furnished or exhibited to Unit by CSI. Since the incorporation of CSI, there has been no:

               (i)    "reportable event" as defined in ERISA;

               (ii) event described in ether Section 4062(e) or 4063(a) of ERISA; or

               (iii) termination or partial termination, or commencement of proceedings seeking termination, with respect to any employee benefit plan previously maintained by CSI or any employee benefit plan to which CSI previously contributed or was required to contribute. The fiduciaries of the plans described on Schedule 4.21 hereto have not engaged in any "prohibited transaction" as defined in ERISA.

          4.22 BANK ACCOUNTS AND POWERS OF ATTORNEY.  Attached hereto as
Schedule 4.22 is a list setting forth:

               (i) the name of each bank, savings and loan or other financial institution in which CSI has any account or safe deposit box, the account name and number of each such account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto; and

               (ii) the name of each person, corporation, firm association, or business entity or enterprise holding a general or special power of attorney from CSI and a summary of the terms thereof.

          4.23 PRODUCT WARRANTIES AND LIABILITIES.  Except as set forth on
Schedule 4.23 attached hereto, CSI has not given or made any express warranties to third parties with respect to any products sold or services performed by it, except for the limited warranties stated in the standard forms of warranty used by it, complete and correct copies of which have been delivered to Unit, and except for the warranties contained in certain of the contracts listed in
Schedule 4.14. Neither CSI nor any Principal Shareholder has any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against CSI not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the Ordinary Course of Business and as set forth on Schedule 4.23.

          4.24 LABOR MATTERS. CSI is not a party to a collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals which are pending or have been conducted or made with or by any labor union or association since the incorporation of CSI, and there are no pending or threatened labor disputes, strikes, or work stoppages which may have a Material Adverse Effect. CSI is in substantial compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices.

          4.25 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, there has been no adverse change in the business, prospects or condition, financial or otherwise, of CSI, except changes in the Ordinary Course of Business which in the aggregate have not had a Material Adverse Effect. To the best knowledge of CSI and the Principal Shareholders, there are no new developments in any business conducted by CSI, nor any new or improved materials, products, processes or services useful in connection with the business of CSI or its customers or suppliers, which can reasonably be expected to materially adversely affect the properties, assets, business, or prospects of CSI.

          4.26 QUESTIONABLE PAYMENTS. CSI has not made, and neither CSI nor any Principal Shareholder has any knowledge or information that any shareholder, officer, director, employee, agent or other representative acting on its behalf has made, directly or indirectly, any bribes, kickbacks, or political contributions with corporate funds, payments from corporate funds not recorded on the books and records of CSI, payments from corporate funds which were falsely recorded on the books and records of CSI, payments from corporate funds to governmental officials in their individual capacities or illegal payments from corporate funds to obtain or retain business either within the United States of America or abroad.

          4.27 BROKERS. CSI is not a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against it for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

          4.28 NO DEFAULT. There has been no default in any material respect in any obligation to be performed by CSI under any contract, lease, agreement, commitment or undertaking to which it is a party or by which it or its assets or properties are bound, nor has CSI waived without consideration therefor any material right under any such contract, lease, agreement, commitment, or undertaking.

          4.29 CONFLICT OF INTEREST. Except as set forth in Schedule 4.29, no officer or director of CSI or any Member of the Immediate Family of any such person:

               (i) has any direct or indirect interest in (A) any entity which does business with CSI, or (B) any property, asset or right which is used by CSI in the conduct of its business;

               (ii) has any contractual relationship with CSI other than with respect to the performance of services as an officer or director; or

               (iii) has been involved in any transaction with CSI during the past three (3) years other than with respect to the performance of service as an officer or director as to the issuance of securities of CSI.

          4.30 BOOKS AND RECORDS. The books and records of CSI are in all material respects complete and correct and have been maintained in accordance with good business practice and generally accepted accounting principles and reflect a true record of all meetings or proceedings of its Board of Directors and shareholders.

          4.31 AUTHORITY OF CSI AND PRINCIPAL SHAREHOLDERS. The execution, delivery, and performance by CSI of this Agreement and the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of CSI and, except for approval of this Agreement by CSI's shareholders, no further corporate action is necessary on the part of CSI to make this Agreement valid and binding upon CSI, assuming due execution by the other parties hereto and thereto. The Principal Shareholders have full power and authority to make, execute, deliver and perform this Agreement, and the Principal Shareholders agree to vote their shares of CSI Stock in favor of this Agreement and the transactions contemplated hereby. Neither the execution or delivery, nor the performance by CSI of this Agreement, or the transactions contemplated hereby will conflict with or result in a violation or breach of any term or provision or constitute a default under the Articles of Incorporation or Bylaws of CSI, or under any indenture, mortgage, deed of trust or other contract or agreement to which CSI is a party or by which it or any of its assets or properties are bound, or violate any order, writ, injunction, or decree of any court, administrative agency, or governmental body. Other than in connection with or in compliance with the provisions of the Securities Act and state securities laws or blue sky acts, no consent or approval by any governmental authority is required in connection with the execution and delivery by CSI of this Agreement in the consummation of the transactions contemplated hereby.

          4.32 ENVIRONMENTAL AND SAFETY MATTERS.

               4.32.1 HAZARDOUS MATERIAL. As of the date hereof, to the knowledge of CSI, no underground storage tanks are present under any property that CSI or any of its Subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of CSI or any actions or to CSI's knowledge any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that CSI or any of its Subsidiaries has at any time owned, operated, occupied or leased.

               4.32.2 HAZARDOUS MATERIALS ACTIVITIES. At no time has CSI or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has CSI or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which such violation would have a Material Adverse Effect on CSI and its Subsidiaries, taken as a whole.

               4.32.3 PERMITS. CSI currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of CSI as such activities and businesses are currently being conducted, the absence of which would have a Material Adverse Effect on CSI and its Subsidiaries, taken as a whole.

               4.32.4 ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of CSI, threatened concerning any Environmental Permit or any Hazardous Materials Activity of CSI. CSI is not aware of any fact or circumstance which could involve CSI in any environmental litigation or impose upon CSI any environmental liability which would have a Material Adverse Effect on CSI and its Subsidiaries, taken as a whole.

          4.33 CONFIDENTIALITY. Since the date of incorporation of CSI, CSI has taken adequate steps necessary to maintain the continuing protection of its proprietary, confidential and trade secret information and Intellectual Property. Such protections include, but are not limited to, having every CSI employee who has access to proprietary or confidential information sign a nondisclosure and inventions assignment agreement, true and correct copies of which have been delivered to Unit, containing standard provisions that are adequate to maintain the confidentiality of CSI's proprietary, confidential and trade secret information and Intellectual Property.

          4.34 MISCELLANEOUS ADDITIONAL MATTERS REGARDING EMPLOYEES.

               4.34.1 WITHHOLDING. Proper and accurate amounts have been withheld by CSI from the salaries of employees, for all periods, in full compliance with provisions of applicable federal, state and local tax laws.

               4.34.2 TAX RETURNS. Proper and accurate federal, state and other applicable returns have been filed by CSI, as necessary, for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment and similar taxes and the amount shown thereon to be due and payable have been paid in full or adequate provisions therefore have been included in the CSI Balance Sheet.

               4.34.3 HOURS WORKED. The hours worked by and payments made to employees of CSI have not been in violation of the Fair Labor Standards Act or any applicable domestic laws dealing with such matters except where such violation would not have a Material Adverse Effect.

               4.34.4 INSURANCE PAYMENTS. To the best knowledge of CSI and the Principal Shareholders, all payments due from CSI on account of employee health and welfare insurance have been paid or properly accrued as a liability.

               4.34.5 NO CHANGE IN CONDITION. The consummation of this transaction will not give rise to any form of indemnity, claim or right to or of any employee of CSI under any agreement, law, rule or regulation, whether as a change in the condition of employment of such employee or otherwise.

               4.34.6 NO CLAIMS. There are no claims, actions, suits, proceedings, or investigations pending, or to the best knowledge of CSI and the Principal Shareholders, threatened against CSI or any of its officers, directors, employees or agents in regard to race, creed, gender, age or other forms of discrimination, sexual harassment, wrongful discharge, or any other similar allegations.

          4.35 SECURITIES LAW COMPLIANCE.

               4.35.1 COMMUNICATION. Any communications with respect to the transactions contemplated hereby among Unit, CSI and the Principal Shareholders, and employees and agents of any of them, has been or will be made to or by such parties only within the State of California.

               4.35.2 PRINCIPAL SHAREHOLDERS' REPRESENTATIONS. Each Principal Shareholder represents for himself that:

                    (i) he or she has been advised that the Unit Common Stock
               will not be registered under the Securities Act, nor qualified under any state securities laws or blue sky acts on the ground, among others, that no distribution or public offering of Unit Common Stock is to be effected, and that in this connection Unit is relying in part on the representations of each of the Principal Shareholders set forth herein;

                    (ii) he or she will be acquiring the Unit Common Stock for his or her own account, and not as a nominee or agent for any other persons, and for investment and not with a view to distribution or resale thereof;

                    (iii) he or she acknowledges that to resell his or her shares of Unit Common Stock, pursuant to Rule 144 adopted under the Securities Act certain conditions must be satisfied, including that (A) at least two (2) years must elapse from the consummation of the Merger before any resale may be made and during which he or she must have owned continuously the shares of Unit Common Stock acquired in the Merger, and (B) during the period from the second anniversary to the third anniversary of the Effective Time of the Merger no public resales of any such shares may be made unless financial and other information concerning Unit is publicly available and, even if publicly available, there will be, during such year, certain restrictions on the manner in which public resales may be effected and on the number of shares that may be sold in any three-month period; and

                    (iv) he or she acknowledges and agrees that the certificates representing the Unit Common Stock shall contain the following, or a substantially similar, legend:

                              THE SECURITIES REPRESENTED BY THIS CERTIFICATE
                         HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER

                         THE SECURITIES ACT OF 1933 AND THE RULES AND
                         REGULATIONS PROMULGATED THEREUNDER.

          4.36 FULL DISCLOSURE. All of the representations and warranties made by CSI in this Agreement, and all statements set forth in the certificates delivered by CSI at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

     5. REPRESENTATIONS AND WARRANTIES OF UNIT AND MERGER SUB. Unit and Merger Sub, jointly and severally, represent and warrant to and agree with CSI that:

          5.1 ORGANIZATION AND EXISTENCE. Each of Unit and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and New Mexico, respectively, and has all requisite corporate power to carry on its business as now conducted. Merger Sub's only asset is $1,000.00 cash, and it has no liabilities. Unit has qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it require such qualification where the failure to so qualify would not have a Material Adverse Effect. Merger Sub owns no properties and does not conduct, and will not conduct, any business. Merger Sub has no debts or liabilities of any nature.

          5.2 AUTHORITY. Unit and Merger Sub have the corporate power and have taken or will take all necessary and proper corporate action to authorize and approve this Agreement and the consummation hereof, and the execution and delivery of this Agreement and consummation hereof do not and will not violate any provision of any judicial or governmental decree, order, or judgment or conflict with, or result in a breach of or constitute a default under, the Articles of Incorporation or Bylaws of either Unit or Merger Sub or any agreement or instrument to which either of them is a party or by which either is bound. The execution, delivery, and performance by Unit of this Agreement and the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Unit and Merger Sub and the shareholder of Merger Sub and no further corporate action is necessary on the part of Unit and Merger Sub, assuming due execution by the other parties hereto and thereto.

          5.3 SECURITIES AND EXCHANGE COMMISSION REPORTS OF UNIT. Unit has furnished CSI with copies of the Annual Report on Form 10-K of its predecessor corporation, Autoclave Engineers, Inc. ("Autoclave") for the fiscal year ended in May 31, 1995, Autoclave's Quarterly Report on Form 10-Q for the quarter ended August 31, 1995 and Unit's Current Reports on Form 8-K dated November 10, 1995 and March 2, 1996 and its Quarterly Reports on Form 10-Q for the quarters ended December 2, 1995 and March 2, 1996, and the Proxy Statement for Autoclave's last annual meeting of shareholders, as filed with the Securities and Exchange Commission (the "Commission") (collectively the "SEC Filings"). The SEC Filings are accurate and complete in all material respects and do no omit any material information required to be set forth therein. Unit has filed with the Commission all reports required to be filed by it during the last twelve months.

          5.4 ABSENCE OF CERTAIN CHANGES. Since March 2, 1995, there has been no change in the business, prospects, or condition, financial or otherwise, of Unit, except as set forth in the SEC Filings and changes in the Ordinary Course of Business that in the aggregate have not been materially adverse. To the knowledge of Unit, except as set forth in the SEC Filings, there are no new developments in any business conducted by Unit, nor any new or improved materials, products, processes, or services useful in connection with the business of Unit or its customers or suppliers, which can reasonably be expected to have a Material Adverse Effect.

          5.5 VALIDITY OF UNIT COMMON STOCK. The Unit Common Stock to be issued pursuant to the provisions of this Agreement in connection with the Merger will be, when issued upon the terms and for the consideration specified in this Agreement , validly issued and outstanding, fully paid and nonassessable.

          5.6 CAPITAL STOCK OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which shares are validly issued and outstanding, fully paid and nonassessable, and owned by Unit as of the date hereof.

          5.7 INVESTMENT INTENT. The CSI Stock to be acquired by Unit as a result of the Merger is being and will be acquired by Unit for its own account for investment and not with any present intention of distribution thereof.

          5.8 UNIT FINANCIAL STATEMENTS. The financial statements of Autoclave included in its Annual Report on Form 10-K for its fiscal year ended May 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 1995 and the financial statements of Unit included in its Quarterly Reports on Form 10-Q for the quarters ended December 2, 1995 and March 2, 1996 are complete and correct in all material respects in accordance with the books of account and records of Autoclave and Unit, respectively, and present fairly the financial position of Autoclave and Unit, respectively, at the dates indicated and the results of its operations and the changes in their respective shareholders equity for the periods then ended, in accordance with generally accepted accounting principles consistently applied.

          5.9 BROKERS. Neither Unit nor Merger Sub is a party to or in any way obligated under any contract or other agreement regarding, and there are no outstanding claims against either of them for the payment of, any broker's or finder's fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

          5.10 AUTHORIZED CAPITAL STOCK OF UNIT. As of the date hereof, the authorized capital stock of Unit consists of 12,000,000 shares of Common Stock, $0.15 par value per share, of which 4,083,646 shares were validly issued and outstanding as of March 2, 1996, fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder, and 2,000,000 shares of Preferred Stock, none of which is outstanding. As of the date hereof, Unit has options and warrants to purchase an aggregate of 980,400 shares of Common Stock outstanding.

          5.11 FULL DISCLOSURE. All of the representations and warranties made by Unit in this Agreement, and all statements set forth in the certificates delivered by Unit at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

     6.   COVENANTS OF CSI.  CSI covenants with Unit and Merger Sub that:

          6.1 CONDUCT OF BUSINESS. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Effective Time of the Merger, the business of CSI will be operated diligently and only in the Ordinary Course of Business, and, in particular, CSI, without the prior written consent of Unit, which will not be unreasonably withheld, will not:

               (i) cancel or permit any insurance of a material nature to lapse or terminate, unless renewed or replaced by like coverage;

               (ii)    change its Articles of Incorporation or Bylaws;

               (iii) be in material default under any material contract, agreement, commitments or undertaking of any kind;

               (iv) violate or fail to comply with any laws applicable to it or its properties or business where the effect of the failure to so comply would have a Material Adverse Effect;

               (v) commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (i) through (xiii) of Section 4.6 hereof;

               (vi) enter into any contract, agreement or other commitment of the type described in clauses (i) through (v) and (vii) of Section 4.14 hereof;

               (vii) fail to maintain and repair any material amount of its assets in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

               (viii)  acquire, purchase, or redeem any CSI Stock;

               (ix) issue or enter into any subscriptions, options, agreements or other binding commitments in respect of the issuance, transfer, sale, registration, or encumbrance of any shares of CSI Stock; or

               (x) cause or voluntarily permit a change in any method of accounting for tax purposes during or applicable to its current tax year which would render inaccurate, misleading or incomplete the information concerning taxes set forth or referred to in Section 4.9 hereof, or that would have a Material Adverse Effect for any period prior to the Effective Time of the Merger.

          6.2 ACCESS TO INFORMATION. From and after the date of this Agreement, CSI shall give to Unit, its counsel, accountants, engineers, and other representatives, reasonable access to all the properties, books, contracts, commitments and records of CSI so that Unit may haver the opportunity to make such investigation as it deems necessary, provided that such investigation shall not (i) unreasonably interfere with the employees, business, or operations of CSI, or (ii) violate any governmental regulations or laws or any customers or vendor confidentiality agreements now in effect and to which CSI is a party. Any such investigation shall not affect the representations and warranties of CSI contained in this Agreement.

          6.3 PRESERVATION OF GOODWILL. CSI will use its best efforts to preserve its business organization, to keep available to Unit the services of the respective officers and employees of CSI and to preserve for Unit the goodwill of all suppliers, customers, and others having business relations with CSI.

          6.4 SHAREHOLDERS' APPROVAL. This Agreement and the transaction contemplated hereby have been approved by the Board of Directors of CSI. The Board of Directors of CSI shall solicit the unanimous written consent or call a special meeting of its shareholders for the purpose of approving the terms and provisions of this Agreement and the Merger as soon as practicable after the date hereof. The Board of Directors of CSI shall recommend that CSI's shareholders approve this Agreement and the Merger, and shall endeavor to secure such approval.

          6.5 TRADE SECRETS. From and after the date hereof, CSI will not use or divulge to any competitor of CSI or any unauthorized person, and will use its best efforts to insure that the employees and agents of CSI do not use or divulge, any confidential information, trade secrets, processes, formulas or know-how relating to the business or properties of CSI at the date hereof.

          6.6 FURTHER ASSURANCES. CSI hereby agrees to execute and deliver from time to time at the request of Unit and without consideration such additional instruments of conveyance and transfer and to take such other actions as Unit may reasonably require to more effectively carry out and effectuate the Merger and the transactions contemplated hereby.

     7. MUTUAL COVENANTS. Unit, Merger Sub, and CSI covenant and agree, each with the other, that:

          7.1 BLUE SKY COMPLIANCE. Unit will use its best efforts to obtain prior to the Effective Time of the Merger all necessary state securities law and blue sky act permits and approvals required to permit the issuance of the shares of Unit Common Stock to be issued in connection with the Merger, and CSI shall furnish to Unit all information concerning CSI and the holders of the CSI Common Stock that Unit may reasonably request in connection with any such action.

          7.2 PUBLIC ANNOUNCEMENTS. Neither Unit nor CSI shall make any public announcement or statement with respect to this Agreement or the Merger without the prior written consent of the other party; provided, however, Unit may
                                              --------  -------
disclose the existence and terms of this Agreement or the Merger if, in its judgment, it is required to do so under applicable securities laws.

If any party desires to make a joint announcement or statement, the parties will consult with each other and exercise reasonable efforts to agree upon the text of a joint public announcement or statement to be made by Unit and CSI.

          7.3 CONFIDENTIALITY OF INFORMATION FURNISHED. The parties will comply with the provisions of that certain Confidentiality Agreement dated January 31, 1996, between Unit and CSI regarding confidential information disclosed by the parties to each other in connection with the Merger.

          7.4 REASONABLE EFFORTS TO SATISFY CONDITIONS. Consistent with applicable law and with their fiduciary duties to their respective shareholders,
(i) CSI agrees to use its best efforts to bring about the satisfaction of the covenants and conditions specified in Sections 6, 7, 9, and 10 hereof, and (iii) Unit and Merger Sub agree to use their best efforts to bring about the satisfaction of the covenants and conditions specified in Sections 7, 8, and 10 hereof.

     8. CONDITIONS TO OBLIGATIONS OF CSI. The obligations of CSI under this Agreement shall, at the option of CSI, be subject to the following conditions:

          8.1 UNIT'S AND MERGER SUB'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. CSI shall not have discovered any material error, misstatement or omission in the representations and warranties made by Unit and Merger Sub in
Section 5 hereof; the representations and warranties made by Unit and Merger Sub herein shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects; Unit and Merger Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed by them at or prior to the Closing; and CSI shall have received a certificate, dated the Closing Date, of the President or a Vice President of each of Unit and Merger Sub to the effect set forth in this Section 8.1.

          8.2 OPINION OF UNIT'S AND MERGER SUB'S COUNSEL. CSI shall have received an opinion of Stradling, Yocca, Carlson & Rauth, A Professional Corporation, counsel for Unit and Merger Sub, dated the Closing Date, substantially in the form and to the effect of Exhibit F hereto.

          8.3 NO MATERIAL ADVERSE CHANGES. Prior to Closing there shall have been no changes in the business, properties, or operations of Unit since December 2, 1995 which would have a Material Adverse Effect.

     9. CONDITIONS TO OBLIGATIONS OF UNIT AND MERGER SUB. The obligations of Unit and Merger Sub under this Agreement shall, at the option of Unit and Merger Sub, be subject to the following conditions:

          9.1 CSI'S REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Unit and Merger Sub shall have not discovered any material error, misstatement, or omission in the representations and warranties made by CSI in Section 4 hereof; provided, however, that no such representation or warranty shall be deemed
- --------  -------
materially incorrect if (i) it results from the consummation of any transactions specifically permitted or contemplated by this Agreement, (ii) it is not materially adverse and significant to the business, financial condition, or operations of CSI taken as a whole, or (iii) its effect could not reasonably be expected to have a Material Adverse Effect. CSI shall have performed and complied with all material agreements required by this Agreement to be performed or complied with by it at or prior to the Closing; and Unit and Merger Sub shall have received a certificate, dated the Closing Date, signed by the President of CSI to the effect set forth in this paragraph (a).

          9.2 OPINION OF CSI'S COUNSEL. Unit shall have received an opinion of Barnett & Scott, counsel for CSI, dated the Closing Date, substantially in the form and to the effect of Exhibit G hereto.

          9.3 NO DAMAGE OR DESTRUCTION. Prior to Closing there shall not have occurred any casualty to any facility, property, or equipment owned or used by CSI which is materially adverse and significant to the business, financial condition, or operations of CSI taken as a whole.

          9.4 RESIGNATIONS. Unit shall have received a written resignation dated the Closing Date and effective as of the Effective Time of the Merger, from each director of CSI, as requested by Unit.

          9.5 EMPLOYMENT AGREEMENTS. CSI shall have entered into Employment Agreements, substantially in the form attached hereto as Exhibits B-1 and B-2, with each of Thomas Barr and Christopher V. Barr, respectively.

          9.6 CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS. All personnel of CSI shall have executed Unit's standard nondisclosure and inventions assignment agreement in the form of Exhibit C hereto and each of Thomas Barr and Christopher V. Barr shall have entered into non-competition agreements in the form of Exhibits D-1 and D-2, respectively hereto.

          9.7  INTENTIONALLY OMITTED.

          9.8 NO MATERIAL ADVERSE CHANGES. There shall have been no change in the business, financial condition, or results of operations of CSI since the date hereof which has had a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

          9.9 BLUE SKY MATTERS. All state securities law and blue sky act permits or approvals required to carry out the transactions contemplated hereby shall have been received.

          9.10 CSI SHAREHOLDERS' APPROVAL. The shareholders of CSI shall have unanimously approved the terms and provisions of this Agreement at the special meeting of CSI shareholders called by CSI or by unanimous written consent pursuant to Section 6.4 hereof in accordance with applicable provisions of the New Mexico Business Corporation Act and the Articles of Incorporation and Bylaws of CSI.

          9.11 NO OPTIONS. Immediately prior to the Effective Time of the Merger, there shall be no outstanding options or warrants in respect of any CSI Stock, or any other securities convertible into or exchangeable for any shares of CSI Stock.

     10. MUTUAL CONDITIONS TO OBLIGATIONS OF UNIT, MERGER SUB, AND CSI. The obligations of Unit, Merger Sub, and CSI under this Agreement shall, at the option of any of them, be subject to the following conditions.

          10.1 APPROVALS. Unit, Merger Sub, and CSI shall have received any necessary consents to, or approvals of, the transactions contemplated by this Agreement of any governmental agencies and authorities, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority by formal proceeding and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable belief that such approvals or the transactions contemplated hereby will be contested by any federal or state governmental authority or by any other third party by formal proceeding.

          10.2 NO LITIGATION. No material claim, action, suit, proceeding, litigation, or investigation which challenges the consummation of the transactions contemplated in this Agreement or which seeks to enjoin any of the transactions contemplated herein, shall be instituted or threatened against any party hereto by any governmental authority or by any other third party and no party hereto shall have any knowledge of the existence of any fact or the occurrence of any event forming the basis for a reasonable belief that any such claim, action, suit, proceeding, litigation, or investigation will be instituted or threatened against any party hereto.

          10.3 NATURE OF STATEMENTS. All covenants, agreements, and statements contained herein, in any Schedule hereto or in any certificate or other instrument delivered by or on behalf of CSI or Unit and Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by CSI or Unit and Merger Sub, as the case may be.

          10.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in this Agreement, all representations and warranties made in this Agreement or in any certificate delivered pursuant hereto or otherwise shall survive the consummation of the transactions contemplated hereby for a period of three (3) years following the Closing and after three (3) years shall be terminated and extinguished (except for the representations and warranties made in Sections 4.1 and 4.2, which shall not expire, and the representations and warranties made in Section 4.10, which shall survive all applicable statutes of limitations and extensions thereof granted by CSI), except insofar as the damaged party shall have asserted in writing a specific claim setting forth the specific facts and circumstances relating thereto with respect to such representations, warranties, covenants and agreements prior to the expiration of such rights, in which event the party liable shall remain liable with respect to such claim.

     11.  INDEMNITY.

          11.1 INDEMNIFICATION OF UNIT. Subject to the limitations contained in this section, CSI and the Principal Shareholders shall jointly and severally defend, indemnify and hold harmless Unit, its officers, directors, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by CSI or the Principal Shareholders, or (ii) the breach of any covenant or agreement made by CSI or the Principal Shareholders in this Agreement.

          11.2 LIMITATIONS. Anything to the contrary notwithstanding, (i) Unit shall not be indemnified and held harmless in respect of any Claims and Liabilities which are covered by insurance owned by CSI and assigned to Unit to the extent that any net loss is reduced by such insurance, (ii) Unit shall not be indemnified and held harmless in respect of any liability or claim unless and until the total of all Claims and Liabilities covered by indemnification under this section exceeds Seventy-Five Thousand Dollars ($75,000), at which point all Claims and Liabilities (including such $75,000) shall be covered by such indemnification obligation, and (iii) the liability of the Principal Shareholder shall be limited to an aggregate amount equal to the value of the Common Stock of Unit received by such shareholder pursuant to Section 2.4 hereof.

          11.3 INDEMNIFICATION OF CSI. Unit shall defend, indemnify and hold harmless CSI, and its officers, directors, employees and agents and the Principal Shareholders against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by Unit or Merger Sub, or (ii) breach of any covenant or agreement made by Unit or Merger Sub in this Agreement.

          11.4 CLAIMS PROCEDURE. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Section 12, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of his or its indemnification obligations contained in this Section 12, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within sixty (60) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at his or its own expense and by his or its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that, as a result of an
- --------  -------
existing or prospective business relationship between Unit or any of its subsidiaries on the one hand and any other party or parties to such claim on the other hand, or as a result of other reasonable circumstances, there is a reasonable probability that a claim may materially and adversely affect him or it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Section 12, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided,
                                                                   --------
further, that such settlement or compromise shall not, unless consented to in
- -------
writing by such Indemnifying Party, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and his or its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Section 12 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of his or its indemnification obligations contained in this Section 12, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the

Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided, however, that if the Indemnitee shall fail
                           --------  -------
to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party; provided, however, that such settlement or
                                     --------  -------
compromise shall not, unless consented to in writing by such Indemnifying Party, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

          11.5 ALLOCATION AMONG PRINCIPAL SHAREHOLDERS. Except with respect to claims by Unit with respect to (i) any of the representations or warranties contained in Section 4.31 and Section 4.35.2 or in any Schedule referred to in any such Section, or (ii) any breach or violation of any covenant or agreement made by or on behalf of such Principal Shareholders in this Agreement or any document, instrument or certificate delivered pursuant hereto, the liability of each Principal Shareholder in respect of any claim by Unit under this Section 11 shall not exceed his Payment Percentage of such claim. With respect to claims referred to in clauses (i) and (ii) of the first sentence of this Section 11.5, each Principal Shareholder shall be liable in respect of the full amount of any claim by Unit in respect of any representations or warranties or covenants or agreements of such Principal Shareholder, but no Principal Shareholder shall have any liability in respect of any representations or warranties or covenants or agreements of any other Principal Shareholder. As used herein, the term "Payment Percentage" shall mean as to each Principal Shareholder the percentage set forth under that caption opposite such Principal Shareholder's name in
Schedule 11.5 hereto.

     12.  REGISTRATION; INDEMNIFICATION.

          12.1 REGISTRATION. Promptly following that date (the "Registration Date") which is one hundred eighty (180) days following the Closing, Unit will, at its own expense, file with the Commission a Registration Statement on Form S-3 under the Securities Act, and file all registration applications required under applicable state securities laws and blue sky acts, for resale by the Principal Shareholders of all of the shares of Unit Common Stock to be delivered pursuant to this Agreement and held by the Principal Shareholders. Unit will use its best efforts to cause such Registration Statement to be declared effective as soon as possible thereafter and to keep effective any such Registration Statement until all such shares of Unit Common Stock so registered thereunder have been disposed of by the Principal Shareholders. The foregoing notwithstanding, in no event shall Unit be required to keep current or supplement a prospectus or keep a Registration Statement effective more than eighteen (18) months after the effective date of the Registration Statement. Each Principal Shareholder shall provide Unit with such information as Unit may reasonably require in order to prepare such Registration Statement. Upon receiving a notice of effectiveness of such registration statement from the Commission, Unit will provide a copy of such notice to each Principal Shareholder.

          12.2 EXPENSES. All expenses incurred in connection with the Registration Statement on Form S-3 referred to above, including, without limitation, all registration, filing and qualification fees (including state securities and blue sky fees and expenses), printing expenses, fees and disbursements of counsel for Unit, and expenses of any special audits incidental to or required by such registration, shall be borne by Unit; provided, however, that Unit shall not be required to pay stock
               --------  -------
transfer taxes, underwriters' discounts or commissions relating to the securities registered or fees and disbursements of counsel for the Principal Shareholders. Unit agrees to deliver to each selling Principal Shareholder a sufficient number of prospectuses in order to assure compliance with the Securities Act.

          12.3 INDEMNIFICATION BY UNIT. Unit will indemnify and hold harmless each Principal Shareholder, with respect to the registration, qualification or compliance effected by Unit under this Section 12, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other federal or state securities laws or blue sky acts arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact by Unit contained in any prospectus, offering circular, or other similar document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based upon any omission (or alleged omission) of Unit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by Unit of any federal, state or common law rule or regulation applicable to Unit in connection with such registration, qualification or compliance, and will reimburse, as incurred, each such Principal Shareholder, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that Unit will
                                               --------  -------
not be liable in any such case to the extent that any such claim, loss, damage, liability or expense, arises out of or is based on any untrue statement or omission based upon written information furnished to Unit by a Principal Shareholder pursuant to an instrument duly executed by such Shareholder and stated to be specifically for use therein; provided further that Unit will not
                                           -------- -------
be liable for any claim, loss, damage, liability or action that arises from the failure of a Principal Shareholder to deliver the most recent prospectus, offering circular or other similar document.

          12.4 INDEMNIFICATION BY SHAREHOLDERS. The Principal Shareholders will indemnify and hold harmless Unit and each of Unit's officers, directors, employees and agents, and each person controlling Unit, with respect to the registration, qualification or compliance effected by Unit under this Section 12, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other federal or state securities laws or blue sky acts arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact by such Principal Shareholder contained in any prospectus, offering circular, or other similar document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based upon any omission (or alleged omission) of such Principal Shareholder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading which was based upon written information furnished to Unit by such Principal Shareholder delivered specifically for use therein, or (ii) any violation or alleged violation by Principal Shareholder of any federal, state or common law rule or regulation applicable to Principal Shareholder in connection with such registration, qualification or compliance, and will reimburse, as incurred, Unit and each such director, officer, employee, agent and controlling person, for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that such shareholder will not
                             --------  -------
be liable in any such case to the extent that any such claim, loss, damage, liability or expense, arises out of or is based on any untrue statement or omission based upon written information furnished to Unit by a Principal Shareholder pursuant to an instrument duly executed by such Principal Shareholder and stated to be specifically for use therein.

     13. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of CSI and Merger Sub:

          (i) by the mutual consent of the respective Boards of Directors of Unit, Merger Sub, and CSI;

          (ii) by the Board of Directors of Unit if any condition to the obligation of Unit or Merger Sub under this Agreement to be complied with or performed by CSI at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Unit;

          (iii) by the Board of Directors of CSI if any condition to the obligation of CSI under this Agreement to be complied with or performed by Unit or Merger Sub at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by CSI; or

          (iv) by the Board of Directors of either CSI or Unit if the Closing shall not have been consummated on or before July 31, 1996;

Notice of such termination by any party hereto pursuant to this Section 13 shall be given as soon as practicable to the other parties hereto. In the event of a termination of this Agreement pursuant to this Section 13, this Agreement, and any further obligation of Unit, CSI and the Principal Shareholders under this Agreement, shall terminate without any obligation or liability of any party to any other parties hereto.

     14.  DEFINITIONS.

          14.1 CROSS REFERENCE TABLE. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:


                                    Term             Definition
                          ------------------------   ----------

                          Agreement                   Preamble
                          Balance Sheet Date             4.4
                          Claims and Liabilities        11.1
                          Closing                        3
                          Closing Date                   3
                          Code                        Recitals
                          Commission                     5.3
                          ERISA                          4.21
                          Exchange Agent                 2.5
                          Holder                         2.5


                          Indemnifying Party            11.4
                          Indemnitee                    11.4
                          Intellectual Property          4.15
                          Merger                      Recitals
                          NASDAQ                         2.6
                          Payment Percentage            11.5
                          Principal Shareholders      Preamble
                          CSI                         Preamble
                          CSI Balance Sheet              4.4
                          CSI Stock                   Recitals
                          SEC Filings                    5.3
                          Securities Act                 4.2
                          Unit                        Preamble
                          Unit Common Stock           Recitals
                          Merger Sub                  Preamble
                          Merger Sub Common Stock        2.3
                          To the best knowledge of       4

          14.2 CERTAIN DEFINITIONS. The following terms shall have the following meanings:

               14.2.1 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The term "generally accepted accounting principles" shall mean generally accepted accounting principles, as defined by the Financial Accounting Standards Board as of the date hereof.

               14.2.2 MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall mean any change in or effect on the business, operations, assets, prospects or condition, financial or otherwise, of CSI or Unit, as applicable, which is materially adverse to CSI or Unit.

               14.2.3 MEMBER OF THE IMMEDIATE FAMILY. The term "Member of the Immediate Family" shall mean, with respect to any individual, each spouse, parent, brother, sister or child of such individual, each trust created in whole or in part for the benefit of the aforementioned and each custodian or guardian of any property of one or more of the aforementioned.

               14.2.4 ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).

     15.  MISCELLANEOUS.

          15.1 EXPENSES. Whether or not the merger is consummated, each party hereto shall pay its own expenses (including, without limitation, counsel and accounting fees and expenses) incident to the presentation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

          15.2 NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, or telegraphed and confirmed, if delivered, mailed, or telegraphed to the respective parties hereto at the following addresses:


     If to Unit or Merger Sub, to:

                    Unit Instruments, Inc.
                    22600 Savi Ranch Parkway
                    Yorba Linda, California 92687
                    Attention:  Mr. Gary Patten

     with a copy to:

                    Stradling, Yocca, Carlson & Rauth
                    660 Newport Center Drive, Suite 1600
                    Newport Beach, California 92660
                    Attention:  Nick E. Yocca, Esq.


     If to CSI, to:

                    Control Systems, Inc.
                    541 Laser Road N.E.
                    Rio Rancho, New Mexico 87124
                    Attention:  Mr. Thomas Barr

     With a copy to:

                    Barnett & Scott
                    10200 Menaul Street, N.E.
                    Albuquerque, New Mexico  87112
                    Attention:  Mickey Barnett, Esq.


     Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

          15.3 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

          15.4 SUCCESSORS BOUND. Subject to the provisions of Section 15.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          15.5 CAPTIONS. The captions of the sections and paragraphs of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          15.6 AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

          15.7 ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates, and documents referred to herein constitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof, and no representation or warranty not included herein has been relied upon by any party hereto.

          15.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

          15.9 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

          15.10 ATTORNEYS' FEES. In the event of any dispute, controversy, or proceeding between the parties concerning this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to receive from the other party its costs and expenses, including attorneys' fees.

          15.11 WAIVER. All waivers hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect, limit or waive a party's right of any time to require strict performance of that obligation thereafter. Any waiver of any breach of any provision of this Agreement shall not be construed in any way as a waiver of any continuing or succeeding breach of such provision or waiver or modification of the provision.

          15.12 SEVERABILITY. In the event any court, administrative agency or other governmental entity with appropriate jurisdiction and authority determines that any term or part of this Agreement is invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.


                              UNIT INSTRUMENTS, INC.


                              By: /s/ Michael J. Doyle
                                  --------------------
                              Its:  President
                                    ---------



                              CSI ACQUISITION CORPORATION


                              By: /s/ Michael J. Doyle
                                  --------------------
                              Its:  President
                                    ---------



                              CONTROL SYSTEMS, INC.


                              By: /s/ Thomas Barr
                                  ---------------
                                  Thomas Barr,
                                  President and Chief Executive Officer


                              THOMAS BARR and JAIME BARR,
                              husband and wife, as community property


                                 /s/ Thomas Barr
                                 ---------------


                                 /s/ Jaime Barr
                                 --------------


                              CHRISTOPHER V. BARR, individually


                              /s/ Christopher V. Barr
                              -----------------------

                                                                    SCHEDULE 2.4


                         CONTROL SYSTEMS, INC.

                     LIST OF SELLING SHAREHOLDERS
                                  AND
                          TOTAL CONSIDERATION


1.  THOMAS A. AND JAMIE C. BARR    SS#:  ###-##-#### AND ###-##-####

    2101 Alhambra SW
    Albuquerque, NM  87104

       CSI Shares Owned:           14,640

       Unit Consideration:
          Cash                     $1,200,000
          Unit Stock               187,289


2.  CHRISTOPHER V. BARR            SS#:  ###-##-####

    307 Rio Grande SW
    Albuquerque, NM  87104

       CSI Shares Owned:           3,904

       Unit Consideration:
       Unit Stock                  74,306


3.  JAMES C. ELLIOTT               SS#:  ###-##-####

    8116 Oakland NE
    Albuquerque, NM  87122

       CSI Shares Owned:           976

       Unit Consideration:
       Unit Stock                  18,577

CONTROL SYSTEMS INC.
LIST OF SELLING SHAREHOLDERS
AND TOTAL CONSIDERATION
PAGE 2


4.  MICHAEL J. BARR                SS#:  ###-##-####

    1310 Camino Real
    Fairview, TX  75069

       CSI Shares Owned:           200

       Unit Consideration:
       Unit Stock                  3,806


5.  JOHN A. FLANIGAN               SS#:  ###-##-####

    4320 Eubank NE#1
    Albuquerque, NM  87111

    CSI Shares Owned:              160

    Unit Consideration:
    Unit Stock                     3,045


6.  DIRK A. FREW                   SS#:  ###-##-####

    9621 Rosa Avenue NE
    Albuquerque, NM  87109

       CSI Shares Owned:           100

       Unit Consideration:
       Unit Stock                  1,904

CONTROL SYSTEMS INC.
LIST OF SELLING SHAREHOLDERS
AND TOTAL CONSIDERATION
PAGE 3


7.  CHRISTOPHER W. COLLINS         SS#:  ###-##-####

    13229 S. 48th Street #3021
    Phoenix, AZ  85044

       CSI Shares Owned:           20

       Unit Consideration:
       Unit Stock                  381